Exhibit 11.1         Statement Regarding Computation of Earnings Per Share



                                   Three Months Ended                   Six Months Ended
                                        June 30,                           June 30,

                                 1997            1996              1997              1996
                                 ----            ----              ----              ----
Pro forma net
income (loss)                $ 161,040        $  40,824        $ (12,017)       $  (158,802)
                             =========        =========        =========        ===========

Pro forma net
income (loss)
per share
(primary)                    $    0.04        $    0.01        $    0.00        $     (0.06)
                             =========        =========        =========        ===========

Weighted
average common
and common
equivalent
shares outstanding(a)        3,706,043        2,968,769        3,624,081          2,567,033
                             =========        =========        =========        ===========

Pro forma net
income (loss)
per share
(fully diluted)              $    0.04        $    0.01        $    0.00        $     (0.06)
                             =========        =========        =========        ===========

Weighted
average common
and common
equivalent
shares outstanding(a)        3,706,043        3,493,280        3,624,081          2,567,033
                             =========        =========        =========        ===========












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(a)      Weighted average common and common equivalent shares
         outstanding have been calculated using the treasury stock method. Fully diluted computations have not been presented in the Condensed Consolidated Statements of Operations because the effect is not material.